Registration No. 333-_________
As filed with the Securities and Exchange Commission on November 27, 2012
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Washington Federal, Inc.
(Exact Name of Registrant as Specified in its Charter)

Washington	91-1661606
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
425 Pike Street, Seattle, WA, 98101
(Address of Principal Executive Offices)
Washington Federal, Inc, 2011 Incentive Plan
(Full Title of the Plan)
Copies to:

Mr. Roy M. Whitehead	Copy to:
Chairman, President and	Mr. Leo Clarke
Chief Executive Officer	Senior Vice President and
Washington Federal, Inc.	General Counsel
425 Pike Street	Washington Federal, Inc.
Seattle, WA 98101	425 Pike Street
206-624-7930	Seattle, WA 98101
(Name, Address and Telephone	206-624-7930
Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $1.00 per share	5,000,000(2)	$16.31(2)	$81,550,000	$11,124
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(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to 2011 Washington Federal Incentive Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Washington Federal, Inc. (the “Company” or the “Registrant”).

(2)	Calculated in accordance with Rule 457(h) under the Securities Act based on the average of the reported high and low trading price of the Registrant's common stock on November 26, 2012.

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This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to the respective participants of the Washington Federal, Inc., 2011 Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:
(a)    The Registrant's Annual Report on Form 10-K filed with the Commission on November 21, 2012 (File No. 001-34654).

(b)    The description of the Registrant's common stock contained in its Registration Statement on Form 8-B (File No. 001-34654), filed by the Registrant with the Commission on January 26, 1995, including any amendments or reports filed for the purpose of updating this description.

(c)    The Registrant's Current Reports on Form 8-K filed with the Commission on October 23, 2012, October 25, 2012 and November 1, 2012.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.
Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or the WBCA, authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article 10 of our Amended and Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.
Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 7 of our Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.
In addition to the indemnification provided by our bylaws, prior to the closing of this offering, we will have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, will require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, that could apply even in the event we are not required to indemnify the insured person.
The above discussion of the WBCA and the Registrant's Amended and Restated Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Amended and Restated Bylaws and the Amended and Restated Articles of Incorporation.
Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

No.	Exhibit	Page/ Footnote

4	Common Stock Certificate	*
5.1	Opinion of Washington Federal General Counsel regarding the legality Of the Common Stock being registered	E5.1
23.1	Consent of Deloitte & Touche	E23.1
23.2	Consent of Washington Federal General Counsel	***
24	Power of attorney for any subsequent amendments (located in the signature pages of this Registration Statement)	--
99	Washington Federal 2011 Long Term Incentive Compensation Plan	E99.1

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* Incorporated by reference from the Company's Registration Statement on Form 8-B, filed with the Commission on January 26, 1995.
** Filed herewith.
***Included in Exhibit 5.1.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Washington on November 26, 2012.

WASHINGTON FEDERAL, INC.

November 26, 2012	By:	/S/ ROY M. WHITEHEAD
Roy M. Whitehead, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Roy M. Whitehead his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

/s/ Roy M. Whitehead	November 26, 2012
Roy M. Whitehead, Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Brent J. Beardall	November 26, 2012
Brent J. Beardall, CPA Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Derek L. Chinn	November 26, 2012
Derek L. Chinn, Director
/s/ John F. Clearman	November 26, 2012
John F. Clearman, Director
/s/ David K. Grant	November 26, 2012
David K. Grant, Director
/s/ Anna C. Johnson	November 26, 2012
Anna C. Johnson, Director
/s/ Thomas J. Kelley	November 26, 2012
Thomas J. Kelley, Director
/s/ Liane J. Pelletier	November 26, 2012
Liane J. Pelletier, Director
/s/ Charles R. Richmond	November 26, 2012
Charles R. Richmond, Director
/s/ Barbara L. Smith	November 26, 2012
Barbara L. Smith, Director
/s/ Mark N. Tabbutt	November 26, 2012
Mark N. Tabbutt, Director

/s/ Randy H. Talbot	November 26, 2012
Randy H. Talbot, Director